Exhibit 19.1

POLICY NAME:	SECURITIES AND INSIDER TRADING POLICY
DEPT/GROUP:	LAW AND COMPLIANCE
POLICY SCOPE:	DIRECTORS, DESIGNATED OFFICERS, EMPLOYEES
POLICY REGION:	GLOBAL
EFFECTIVE DATE:	February 16, 2023
PAGES	10

This Securities and Insider Trading Policy (this “Policy”) concerns the handling of material, non-public information relating to Ingevity Corporation, its wholly-owned direct and indirect subsidiaries, designated joint ventures (which we refer to collectively as “Ingevity” or the “Company”) or other companies that conduct business with Ingevity, and the buying and selling of stock and other securities of Ingevity and such other companies by employees, officers and directors of the Company.
I.PERSONS COVERED BY THIS POLICY
The restrictions set forth in this Policy apply to all officers of the Company, all members of the Company’s Board of Directors, any person that, by virtue of a stockholders agreement or other arrangement, controls or has significant influence over a director of the Company, if applicable, and all employees of, and consultants and contractors to, the Company and its subsidiaries who receive or have access to material nonpublic information regarding the Company. This group of people, members of their immediate families, members of their households, and any other person over whom the officer, director or employee exercises substantial control with regard to his, her or its securities trading decisions are sometimes referred to in this Policy as “Insiders”. This Policy also applies to any person who receives material nonpublic information from any Insider.
Any employee, regardless of position, who possesses material nonpublic information regarding the Company, is an Insider until the information is considered public (see below under the caption “When Information is ‘Public’”). Any employee can be an Insider from time to time and would at those times be subject to this Policy. In addition, consultants, attorneys and accountants employed by the Company are Insiders when in possession of material nonpublic information.
The restrictions set forth in this Policy continue to apply to all former employees, officers and directors of the Company for as long as they are in possession of material nonpublic information. For purposes of this Policy, “person” shall mean an individual, corporation, association, partnership, estate, trust, fund or any other entity or organization.
II.THE NEED FOR AN INSIDER TRADING COMPLIANCE POLICY
The purchase or sale of securities of the Company by any person who is aware of material nonpublic information regarding the Company, or the disclosure by any person of material nonpublic information regarding the Company to another who then trades in the Company’s securities, is prohibited by the federal securities laws (“insider trading”). Insider trading violations are pursued vigorously by the Securities and Exchange Commission (the “SEC”) and the Department of Justice and are punished severely. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons,” if they fail to take reasonable steps to prevent insider trading by company personnel.
The Company has adopted this Policy both to satisfy our obligation to take reasonable steps to prevent insider trading and to help our personnel avoid the severe consequences associated with violations of the insider trading

Exhibit 19.1

Securities and Insider Trading Policy

laws. The Policy also is intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company.
III.THE CONSEQUENCES OF INSIDER TRADING
Generally, the consequences of an insider trading violation can be severe and include criminal penalties as well as substantial civil penalties.
Company-Imposed Sanctions
The failure of a director, officer or other employee to comply with this Policy may subject him or her to Company-imposed sanctions, including dismissal, whether or not the failure to comply results in a violation of law. A violation of law, or even an SEC investigation that does not result in prosecution, can tarnish your reputation and irreparably damage your career.
IV.STATEMENT OF POLICY
It is the policy of the Company that no director, officer or other employee of the Company who is aware of material nonpublic information relating to the Company may, directly or indirectly through family members or other persons or entities: (1) buy or sell Company Securities (as defined below) (other than pursuant to a pre-approved trading plan that complies with SEC Rule 10b5-1), (2) recommend the purchase or sale of any Company securities, (3) engage in any other action to take personal advantage of that information, (4) pass that information on to others outside the Company, including family members and friends, unless authorized to do so, or (5) assist anyone engaged in the above activities. For purposes of this Policy, “Company Securities” includes the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to Company Securities.
No director, officer or other employee of the Company who, in the course of working for the Company learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material.
In addition, you may not trade in options, warrants, puts and calls or similar instruments on Company securities or sell Company securities “short.” Further, you may not pledge Company securities to secure a loan or hold Company securities in margin accounts. Investing in Company securities provides an opportunity to share in the future growth of the Company. Investment in the Company and sharing in the growth of the Company, however, does not mean short-range speculation based on fluctuations in the market. Such activities may put the personal gain of the director, officer or employee in conflict with the best interests of the Company and its stockholders.
Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not exempted from this Policy. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.
V.ELEMENTS OF POLICY
Material Information
Material information is any information that a reasonable investor would consider important in making a decision to buy, hold or sell securities. Any information that would reasonably be expected to have a substantial effect on the Company’s stock price, whether it is positive or negative, should be considered material. Some examples of information that ordinarily would be regarded as material are:
•Projections of future earnings or losses, or other earnings guidance;
•Financial or operating results, whether for completed periods or relating to expectations for future periods;
•Entering into or the termination of any significant contract;
•A material impairment or change in the value of the Company’s assets;
•Significant litigation or claims against the Company, developments in such pending litigation, or other significant contingent liabilities affecting the Company;

Exhibit 19.1

Securities and Insider Trading Policy

•A pending or proposed joint venture, merger, acquisition or divestiture;
•A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
•A change in senior management;
•Development of a significant new product or process; or
•Impending bankruptcy or the existence of severe liquidity problems.
The list of examples provided above is merely illustrative, and there are many other types of information and events that may be material at any particular time, depending on the circumstances.
Whenever there is a possibility that an item may be considered “material,” you should treat it as such and you should confer with the Law and Compliance Team for a definitive determination.
When Information is “Public”
If you are aware of material nonpublic information, you may not trade until the information has been disclosed broadly to the marketplace (such as by press release or an SEC filing) and the investing public has had time to absorb the information fully. To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the marketplace until after the second business day after the information is released. If, for example, the Company were to make an announcement on a Thursday, you should not trade in the Company’s securities until the following Tuesday.
Transactions by Family Members and Certain Other Parties
This Policy also applies to your family members who reside with you, anyone else who lives in your household, any family members who do not live in your household but whose transactions in securities of the Company are directed by you, or are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities) and any person or entity over which you have control or influence with respect to a transaction in securities of the Company (such as a trustee of a trust or an executor of an estate). Additionally, where applicable, this Policy also applies to persons that have entered into a stockholders agreement or arrangement with the Company pursuant to which such person played a role in the nomination or appointment of a director. Because this Policy applies to these parties, you are responsible for their transactions in Company Securities. Therefore, you should make them aware of the need to confer with you before they trade in Company Securities.
Twenty-Twenty Hindsight
Before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.
Post-Employment Transactions
If you are in possession of material nonpublic information regarding the Company when you discontinue employment with the Company, you may not trade in Company Securities until that information has become public or is no longer material.
VI.TRANSACTIONS UNDER COMPANY PLANS
Employee Stock Purchase and Benefit Plans
This Policy does not apply to purchases of Company stock pursuant to an employee stock purchase plan or company benefit plan. This Policy does apply to your election to participate in such plan for any enrollment period, and to your sales of Company stock purchased pursuant to such plan and any changes in your elections under such plans.
Stock Option Exercises
This Policy does not apply to the exercise of an employee stock option. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Exhibit 19.1

Securities and Insider Trading Policy

VII.DISCLOSURE OF COMPANY INFORMATION
Authorization to Disclose Material, Non-public Information
We authorize only certain employees, officers and directors to make public disclosures of material, non- public information or to confer with persons outside the Company regarding such information (for example, our auditors, outside counsel and other advisors). Unless you are authorized to do so by the Chief Executive Officer, the Chief Financial Officer or the General Counsel, you should refrain from discussing material nonpublic information with anyone not in the Company and subject to this Policy. Even in discussions with others subject to this Policy, you should consider the consequences of disclosing material nonpublic information to them. For example, by doing so, you would preclude those persons from trading in Company Securities until the information is publicly disclosed. Accordingly, you should restrict the communication of material nonpublic information to those employees, officers and directors having a need to know such information in order to serve Ingevity’s interests.
Regulation FD (Fair Disclosure)
The Company is required under Regulation FD of the federal securities laws to avoid the selective disclosure of material nonpublic information and has established procedures for releasing material information in a manner that complies with this requirement. No director, officer or employee of the Company should communicate about the Company with securities market professionals, stockholders or members of the media unless he or she is authorized to do so. Additional guidance about Regulation FD may be found under the Company’s adopted Corporate Disclosure Regulation FD Compliance Policy.
Discussing or Recommending Company Securities
You should use caution when discussing Company Securities with anyone outside Ingevity and not recommend the purchase, sale or holding of Company Securities. Making recommendations of that type could result in accidental disclosure of material nonpublic information or be viewed as “tipping.” Likewise, recommendations can also result in embarrassing situations for you or the Company if you make a recommendation at a time when there is a pending announcement of material nonpublic information by the Company, even if you are unaware of that information.
Chat Rooms and Internet Postings
Unless specifically authorized to do so, no employee, officer or director may disclose information about Ingevity on the Internet and more specifically in discussion forums, message boards or chat rooms. Any such disclosure may amount to a “tip” or leak of material nonpublic information in violation of this Policy and subject you and the Company to significant legal and financial risk.
Non-Disclosure Agreements
Employees, officers and directors involved in transactions or other negotiations that require disclosure of material nonpublic information with parties outside of Ingevity should generally have those to whom such information is being disclosed sign a non-disclosure agreement. You should contact the General Counsel or other attorneys with the Company’s Law and Compliance Team whenever a non-disclosure agreement may be needed.
Individual Responsibility
Every director, officer and employee of the Company has the individual responsibility to comply with this Policy against insider trading, regardless of whether the Company has recommended a blackout period to that Insider or any other Insiders of the Company. Even if a blackout period is not in effect, at no time may an Insider trade in Company Securities if he or she is aware of material nonpublic information about the Company. The failure of the Insider Trading Compliance Officer to notify Insiders of an event- specific blackout will not relieve them of the obligation not to trade while aware of material nonpublic information. The guidelines set forth in this Policy are minimal requirements only, and appropriate judgment should be exercised in connection with any trade in the Company Securities.
Each stockholder also has individual responsibility to ensure compliance with the SEC’s Rule 144 Section D/G (generally applicable to 5% and greater stockholders) and, if applicable, Section 16 (Section 16 only applies to

Exhibit 19.1

Securities and Insider Trading Policy

companies with a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is generally applicable to each director, executive officer, and beneficial owner (broadly defined) of 10% of more of the Company’s common shares). These rules are technical and complex. These rules may prevent or penalize sales in certain circumstances.
An Insider may, from time to time, have to forego a proposed transaction in the Company Securities even if he or she planned to make the transaction before learning of the material nonpublic information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.
VIII.ADDITIONAL RESTRICTIONS AND REQUIREMENTS
Pre-Clearance
In addition to being subject to all of the other limitations in this Policy, directors and officers subject to the reporting requirements Section 16 of the Exchange Act, members of the Ingevity Leadership Team, and any other officers and employees so notified, must obtain prior clearance from the Law and Compliance Team before he, she or any related person makes any purchases or sales of Company securities or undertakes any other transaction subject to this Policy, including any exercise of stock options. Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under the federal or state securities laws and regulations. All requests for pre-clearance should be submitted at least two business days in advance of the proposed transaction by email to the General Counsel along with a Pre-Clearance Request and Representation Letter, the form of which is attached as Exhibit A to this policy.
Once issued, clearance of a transaction is valid only for a 48-hour period. If the transaction order is not placed within that 48-hour period, clearance of the transaction must be re-requested in the same format. If clearance is denied, the fact of such denial must be kept confidential by the person requesting it.
Blackout Periods
All purchases or sales of Company securities or other transactions subject to this Policy by Covered Persons (as defined below) are prohibited during the blackout periods described herein. The blackout periods are in addition to the general restrictions on trading applicable to all directors, officers and employees set forth in this Policy.
•Quarterly blackouts. Because the announcement of the quarterly and annual earnings of the Company almost always has the potential to have a material effect on the market for the Company Securities, Covered Persons may not trade in Company Securities during a period beginning fifteen calendar days prior to the end of a fiscal quarter and ending two business days after the earnings release for that fiscal quarter or year, as the case may be.
•Other blackouts. From time to time, situations may occur where there is information known by management that has the potential to be material when released. In any such situation, at the discretion of the General Counsel, a blackout period may be imposed to be in effect for so long as deemed necessary or appropriate. Any employee made aware of the existence of a blackout period pursuant to this procedure may not disclose the existence of the blackout period to any other person. When the blackout period has concluded, the General Counsel will notify any employees previously informed of the blackout period.
•Covered Persons. For purposes of the blackout periods described herein, the following persons (and their related persons) will be deemed “Covered Persons”:
odirectors and officers subject to the reporting requirements of Section 16;
omembers of the Ingevity Leadership Team;
oeach employee in the external reporting, financial forecasting and investor relations functions of the Company;
oeach employee with access to systems and information on the consolidated financial results for the company; and
oany person so notified by the General Counsel.

Exhibit 19.1

Securities and Insider Trading Policy

Trading Plans
Under Rule 10b5-1 of the Exchange Act, an officer or director of the Company can establish a plan for trading in Company Securities that, if properly established, will provide the executive with an affirmative defense against allegations of fraud or insider trading. Rule 10b5-1 makes it possible for company insiders to trade company stock according to their own personal investment plan schedules, while reducing their risk of exposure to allegations of fraud or insider trading.
It will not be a violation of this Policy for a Company officer or director to trade Company Securities under a trading plan which is in compliance with Rule 10b5-1.
Rule 10b5-1 requirements
A Rule 10b5-1 trading plan is a binding contract for the purchase or sale of the security, and must be:
•Established when the officer or director does not possess material nonpublic information about the Company.
•Established during an open trading window.
•Supported by a written certification by the officer or director that such individual (1) is not aware of any material nonpublic information regarding the Company, and (2) is adopting the trading plan in good faith.
The trading plan must also specify the following:
•Securities to be traded.
•Either specifics for the following, or a formula or algorithm that determines:
•Number of shares per trade
•Price
•Timing
•A third party responsible for the execution of the plan, to whom the executive delegates authority to execute the plan and who is not in possession of material, non-public information about the company.
•Beginning and end dates for the trading plan.
Other important considerations
A Rule 10b5-1 trading plan is subject to:
•Pre-approval by the Company’s Law and Compliance Team.
•A waiting period following the adoption of the trading plan (during such period no Company Securities subject to the trading plan shall be traded), which waiting period shall be the later of: (1) 90 days following the adoption of the trading plan; or (2) two business days after the Company’s filing of a Form 10-K or Form 10-Q for the fiscal quarter in which the trading plan was adopted.
Any modification or amendment of a 10b5-1 trading plan must satisfy all conditions and requirements set forth above, and no such trading plans can overlap in time with another trading plan in effect for the applicable officer or director.

The adoption or modification of any 10b5-1 trading plan is subject to prior approval by the Company’s Law and Compliance Team using the Pre-Clearance procedures described in this Policy.
An officer or director may only trade Company Securities outside his/her established 10b5-1 trading plan in accordance with this Policy, and only after receiving prior approval from the Company’s Law and Compliance Team using the Pre-Clearance procedures described in this Policy.
IX.ADMINISTRATION OF THIS POLICY
Administration by the General Counsel
The General Counsel will direct the day-to-day administration of this Policy. If you have any questions concerning the interpretation of this Policy, you should direct your questions to the General Counsel.

Exhibit 19.1

Securities and Insider Trading Policy

Reporting Violations
If you become aware of any violation of this Policy, you should report it immediately to the General Counsel or through Ingevity Ethics Line by calling your location’s designated Ethics Line telephone number, or by email at ethics@ingevity.com.
X.ACKNOWLEDGMENT AND CERTIFICATION
All Covered Persons are required to sign and return the attached acknowledgment and certification, to the Company’s Law and Compliance Team at legal@ingevity.com.
{See next page for Acknowledgement and Certification Form}

Exhibit 19.1

Securities and Insider Trading Policy

ACKNOWLEDGMENT AND CERTIFICATION
The undersigned does hereby acknowledge receipt of the Ingevity Securities and Insider Trading Policy (the “Policy”).
The undersigned has read and understands (or has had explained) the Policy and agrees to be governed by the Policy at all times in connection with the purchase and sale of Ingevity Corporation’s securities and the confidentiality of material nonpublic information.

(Signature)

(Please print name)

Date:

*Upon execution, return this Acknowledgement and Certification to: legal@ingevity.com.

Exhibit 19.1

Securities and Insider Trading Policy

EXHIBIT A

PRE-CLEARANCE REQUEST FOR AUTHORIZATION AND REPRESENTATION LETTER